EXHIBIT 23.2

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of QNB Corp.
Quakertown, Pennsylvania

We have audited the accompanying consolidated statements of income, changes in shareholders' equity and cash flows of QNB Corp. and subsidiary for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of QNB Corp. and subsidiary's operations and their consolidated cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 25, 1996 (except for the
information in Note 2 related
to earnings per
share which is
dated January 28, 1998)